EXHIBIT (p)(2)

SECTION C - CODE OF ETHICS

TABLE OF CONTENTS

I

Governing Principles

II

Definitions

III

Code of Conduct for All Employees

IV

General Provisions

Appendix 1.    Policies and Procedures on Personal Securities Transactions

Appendix 2.

Policies and Procedures in Prevention of Insider Trading

I GOVERNING PRINCIPLES

As an employee of LGM Investments (“LGM”), you have the responsibility at all times to place the interests of Clients first, not to take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. You also have a responsibility to act ethically, legally, and in the best interests of LGM and its Clients at all times.  The Code of Conduct sets forth rules regarding these obligations.  You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

II DEFINITIONS

Company, or LGM, or LGM Investments refers to LGM (Bermuda) Limited and / or any of its subsidiaries

Fund is each investment company registered under the United States Investment Company Act of 1940 for which LGM acts as the investment adviser or the sub-adviser.

Chief Compliance Officer, or CCO, refers to the Chief Compliance Officer of LGM.

Client is any person or entity, including a Fund or any collective investment schemes or a portfolio of assets, for which LGM provides investment management and advisory services.

Immediate Family of any person includes his or her partner, spouse, minor children, and relatives living in his or her principal residence.

Investment Professional includes portfolio managers, investment analysts and central dealers.

Securities means notes, stocks, treasury stocks, exchange traded funds (ETF), bonds (excluding those issued by the Government of Hong Kong, Canada, United States, United Kingdom, Germany, Japan, France or Italy, or the government of any province in Canada), debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

Initial Public Offering means the first offer of stock by a company to the public in any jurisdictions.  This includes an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, is not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Secondary Public Offering means a one-time offering of stock to the public which is not an initial public offering.  The term excludes trading in the secondary market in the ordinary course.

Limited Offering also commonly referred to as a private placement is a non-public offering of securities, whether stock, debt securities, or partnership interests, by any entity in limited amounts available only to certain investors.  This includes an offering that is exempt from registration under the Securities Act of 1933 of the USA pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

III CODE OF CONDUCT FOR ALL EMPLOYEES

These Rules apply to EVERY EMPLOYEE of the Company.

1.  Laws and Regulations.  You are required to comply with all applicable laws and regulations, including the Code of Ethics and policies of the Company that employs you.  These include, without limitation, tax and securities laws.

2.  Conflicts of Interest.  You are required to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.  Please refer to the Conflicts of Interest Policy (Section F(9), Part I of the Compliance Manual) for further details.

3.  Gifts, Etc.  You must not seek or accept any gift, favor, preferential treatment, of special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client, unless approved by the Controls and Compliance Department as having a legitimate business purpose.  “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; occasional small gifts or mementos with a value of under US$100.  “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to overseas locations outside the business location where the staff is normally based; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment.  If you are offered anything, to be on the safe side, check with the Controls and Compliance Department.  You must report all gifts received (including gifts of Non-Material Value) as well as offer of gifts prohibited by this rule to the Controls and Compliance Department.

Please refer to the Conflicts of Interest Policy (Section F(9), Part I of the Compliance Manual) for further details.

4.  Political Contributions.  You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

5.  Improper Payments.  You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business.  This includes not bribing foreign officials in order to obtain, retain or direct business.  In particular, in relation to accounts from the US which LGM manages, you should ensure that you are in compliance with the US Foreign Corrupt Practices Act (“FCPA”) which makes such practice unlawful.  An improper payment not only covers actual payment of money but also offer, promise or authorization of the payment of money and an offer, gift, promise or authorization of the giving of “anything of value”. There are certain limited exceptions, for instance, if the payment constitutes a bona fide business expense.  However, any exceptions must obtain the prior written approval of the Chief Compliance Officer and details of such transactions must be recorded and maintained.  Any suspected violations should be brought to the immediate attention of the Chief Compliance Officer or the Controls and Compliance Department.

Please refer to the Anti-Corruption Policy (Chapter 1, Part II of the Compliance Manual) for further details.

6.  Confidential Information.  You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets, proprietary or confidential information unless you have been authorized to do so.   You must keep confidential information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company.  You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

7.  Outside Business Activities.  You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity outside the Company, whether or not you are paid, without the prior written approval of the Chief Operating Officer (“COO”) (or his/her designate) of LGM, except that you may serve any charitable or non-profit organization without such approval.  Depending on the nature of the activities, concurrence from the Chief Compliance Officer (“CCO”) (or his/her designate) may also be required.

Please refer to the Conflict of Interest Policy (Section F(9) of Part I of the Compliance Manual) for further details of the approval process.

8.  Personal Investment. All LGM staff are required to adhere to the Policies and Procedures on Personal Securities Transactions (Appendix 1).

9.  Violations of the Code of Ethics. Violations of the Code of Ethics must be reported promptly to CCO or the Controls and Compliance Department.

IV GENERAL PROVISIONS

1.  Review of Securities Reports.  The Controls and Compliance Department has primary responsibility for enforcing the Company’s Code of Ethics and shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations received will be reviewed in accordance with the attached Procedures (Appendix 1).

2.  Provision of the Code of Ethics and Certification by Employees.  The Company is required to provide all employees with a copy of the Code of Ethics and any amendments thereto. Each employee must provide a written acknowledgement to the Controls and Compliance Department that he or she has received a copy of the Code and any amendments thereto. Each employee of the Company must certify annually that he or she has read and understood the Code of Ethics and any amendments thereto and has complied and will comply with its provisions.

3.  Fund Board Approval.  The Board of Trustees of each Fund managed either in whole or in part by the Company, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after its adoption

4.  Annual Report to US Fund Board.  At least annually the Company shall submit to the Board of Trustees of each Fund for consideration a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that the Company has adopted procedures reasonably necessary to prevent its staff from violating the Code of Ethics.

5.  Recordkeeping Requirements.  The Company shall maintain the following records at its principal place of business and make these records available to the relevant regulatory authorities including the United States Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

a)

copies of the Code of Ethics currently in effect and in effect at any time within the past seven (7) years, to be maintained in an easily accessible place;

b)

written acknowledgements that he or she has received copies of the Code of Ethics and any amendments thereto from each person who is currently, or within the past seven (7) years was, an employee of the company;

c)

a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least seven (7) years after the end of the fiscal year in which the violation occurred;

d)

copies of each report, including transaction confirmations and other information, referred to in sections 3 and 4 of the Policy and Procedures on Personal Securities Transactions (Appendix 1.), to be maintained for at least seven (7) years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

e)

a record of all persons, currently or within the past seven (7) years, who are or were required to make reports and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and

f)

a copy of each Annual Report to a Fund Board referred to in paragraph 4 above, to be maintained for at least seven (7) years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

6.  Confidentiality.  All reports and other documents and information supplied by any employee of the Company in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of LGM, or otherwise as required by law, regulation, or court order.

7.  Interpretations.  If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer or the Controls and Compliance Department.

8.  Violations and Sanctions.  Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.

In adopting and approving this Code of Ethics, the Company and the Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of any regulations in the relevant jurisdictions including Rule 17j-1 under the Investment Company Act of 1940 of the USA.

9.  Form ADV.    The Company shall ensure that the provisions of this Code of Ethics are described in Form ADV and upon request will furnish clients with a copy of the Code of Ethics.

Appendix 1

POLICIES AND PROCEDURES ON

PERSONAL SECURITIES TRANSACTIONS

Applicability of the Policies

Who is Covered. This Policy applies to all Company employees.  It covers not only your personal Securities transactions, but also those of your Immediate Family (your partner, spouse, minor children, and relatives living in your principal residence).

What Accounts are Covered.  This Policy applies to all Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Chief Compliance Officer or the Controls and Compliance Department determines that you or they have no direct or indirect influence or control over the account.  Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

When an employee has a measure of influence or control over an account, but not direct or indirect beneficial ownership (as defined above) therein (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), the rules set forth in this Statement of Policy will not be considered to be directly applicable, but in all transactions involving any such account the employee will be expected to avoid any activity that conflicts or might appear to conflict with the interests of our clients.

Rules Applicable to all LGM Employees

1.   Prohibited and Restricted Transactions.  The following transactions are either prohibited without prior approval, or are discouraged, as indicated.

a. LGM Activity.  You may not purchase or sell Securities in any markets in which LGM is active for its Clients.  This rule excludes your trading in virtually all Asian Pacific, Global Emerging Markets and Frontier Markets stock markets.

b. Insider Dealing.  You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in possession of material, non-public information concerning the security or its issuer.  Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

c. Initial Public Offerings and Secondary Public Offering.  You may not purchase or otherwise acquire any Security in an Initial Public Offering or a Secondary Public Offering.  You may apply to the Chief Compliance Officer (“CCO”) (or his/ her designate) for prior written approval to purchase or acquire such a Security, but approval will be granted only in rare instances that involve extraordinary circumstances.  Accordingly, the Company discourages such applications.  The reason for this rule is that it precludes the appearance that an employee has used our client’s market stature as a means of obtaining for himself or herself “hot” issues which would otherwise not be offered to him or her.  Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a Fund or other Client was diverted to the personal benefit of an individual employee of this firm.  The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering or Secondary Public Offering, with the reasons supporting the approval, for at least seven (7) years after the end of the fiscal year in which the approval is granted.

d. Limited Offerings.  You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the CCO (or his/her designate).  Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or Fund or expects to establish such a relationship).  Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a close corporation or partnership started by a family member or friend.  The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least seven (7) years after the end of the fiscal year in which the approval is granted.

e.  Short Sales.  You may not sell short any Security.

f.  Naked Options.  You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

g.  Margin Accounts.  If an employee maintains a margin account, his or her securities could be sold involuntarily to cover the margin at a time when the same security was being traded for a fund or other Clients.  Caution should therefore be exercised in the use of margin accounts

h. Short-term Trading and Holding Period.  You are strongly discouraged from engaging in excessive short-term trading of Securities.  The purchase and sale, or sale and purchase,

of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading. Securities acquired must be held for at least sixty (60) days.

i.  Blackout Periods.  NO EMPLOYEE shall exercise a securities transaction on a day during which any Fund or other Client in the LGM complex has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

NO INVESTMENT PROFESSIONAL shall buy or sell a security within seven (7) calendar days before or after a Client trades in that security.  Because your responsibility is to put Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to benefit or avoid potential adverse consequences in your personal account.

De minimis exceptions from blackout periods may be made by the CCO (or his/her designate) for transactions involving a small number of shares of a company with a very large market capitalization and high average daily trading volume.  These exceptions can be handled on a case-by-case basis by the CCO (or his/her designate) in the pre-clearance review.

j.  Acting for Personal Benefit.  You may not cause or recommend a Client to take action for your personal benefit.  Thus, for example, you may not trade in or recommend a security for a Client to support or enhance the price of a security in your personal account, or “front run” a Client.

k.  Transactions of Certain Affiliated Persons.   Pursuant to Section 17 of the Investment Company Act of 1940 of the USA, the registration statements of the Funds provide that the Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than ½ of 1% of the shares or other securities, or both, of such issuer, and such persons owning more than ½ of 1% of such shares or other securities together own beneficially more than 5% of such shares or securities, or both.  To avoid any possibility of an inadvertent violation of this provision, holdings exceeding ½ of 1% of the shares or other securities of any publicly owned issuers are discouraged and must be reported to the Company.

2.   Pre-Clearance: All Securities.  You must pre-clear all purchases and sales of Securities with the CCO (or his/her designate), except that you do not have to pre-clear:

1)

a bona fide gift of Securities that you make or receive;

2)

an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;

3)

a transaction pursuant to a tender offer that is applicable pro rata to all stockholders; or

4)

a purchase or sale of any open-end investment company/mutual fund/unit trust or any similar form of collective investment schemes which you do not have any investment discretion over and which are NOT managed by BMO or LGM or LGM’s clients (e.g. Eaton Vance Management).

The exemptions from pre-clearance in clauses (1) and (2) above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer).

You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security as stated above under Prohibited and Restricted Transactions.    Remember that the term “Security” is broadly defined (please refer to II Definitions under Code of Ethics).  For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance.  A pre-clearance approval normally is valid only during the business day on which it is given or the next business day in cases where the pre-approval is granted after the relevant market has closed.

3.   Reporting Requirements.  You are required to provide the following reports of your Security holdings and transactions to the Controls and Compliance Department.  Remember that your report also relates to members of your Immediate Family and the accounts referred to under “Applicability of the Policies” above.  Please review the definition of Securities in the “Definitions” section of the Code of Ethics above.  Securities include not only publicly traded stocks and bonds, but also stock in close corporations, partnership interests, and derivatives.  Securities do not include direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

a)

Initial Report of Holdings.  Within ten (10) calendar days after joining LGM, you must submit to the Controls and Compliance Department a report of your holdings of Securities, including the title, number of shares and principal amount of each Security held at the time you joined LGM, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, as defined in II Definitions under Code of Ethics.

b)

Annual Report of Holdings.  After January 1 and before January 21 of each year, you must submit to the Controls and Compliance Department a report of your holdings of Securities as at the previous 31 December, including the title and number of shares of each Security, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, as defined in II Definitions under Code of Ethics.

c)

Quarterly Transaction Report.  Within ten (10) calendar days after the end of each calendar quarter, you must submit to the Controls and Compliance Department a report of your transactions in Securities which require pre-clearance or a gift of such Securities during that quarter, including the date of the transaction, the title, the ticker, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.

4.   Approval of Brokers and Confirmations of Transactions.  You must obtain approval from the CCO (or his/her designate) before opening an outside brokerage account for personal account dealing of Securities.  You must ensure that each broker, dealer or bank with which you maintain an account (see also “Applicability of the Policies – What Accounts are Covered”) send to the Controls and Compliance Department, as soon as practicable, copies of all confirmations of your Securities transactions.

Appendix 2

POLICIES AND PROCEDURES IN PREVENTION OF INSIDER TRADING

Insider Trading

LGM Investments (“LGM”) unequivocally prohibits and forbids any director, officer, or employee from trading, either personally or on behalf of others (including, without limitation, investment companies and private accounts advised by LGM), on material non-public information or from communicating material non-public information to others in violation of law.  This conduct is commonly referred to as “insider trading”.  LGM’s policy applies to every director, officer, and employee of LGM and extends to activities within and outside their duties at LGM.  Every director, officer and employee must read and retain these Policies and Procedures.  Any questions regarding these Policies and Procedures should be referred to the Chief Compliance Officer or the Controls and Compliance Department.

No precise definition of insider trading exists.  Indeed, in the face of considerable sentiment in favor of establishing a statutory definition, the U.S. Congress refused to do so when considering the Insider Trading and Securities Fraud Enforcement Act of 1988.  Instead, Congress continues to permit the Securities and Exchange Commission (“SEC”) and the courts to oversee the evolution of the definition of insider trading.  Despite the haziness of the outer boundaries of this activity, the term “insider trading” generally is used to refer to the use of material non-public information to trade in securities (whether or not the trader is an “insider”) or the communication of material non-public information to others in violation of a duty owed.

While each jurisdiction has its own laws concerning insider trading, the laws generally prohibit:

•

trading by an insider while in possession of material non-public information;

•

trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or where the information was misappropriated; or

•

communicating material non-public information to others in violation of a duty to keep the information confidential.

The concept of “insider” is broad.  For instance in the USA, it includes directors, officers, and employees of a company.  In addition, a person can be a temporary insider if she/he enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information intended solely for the company’s purposes.  A temporary insider can include, for example, a company’s attorneys, accountants and consultants, a bank which lends money to the company, and the employees of such organizations.  In addition, a person may become a temporary insider of a company which such person advises or for which person performs other services or with which such person has entered a special relationship.  Generally, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered to be an insider.

Information is generally considered to be “material” where there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decisions.  Material information can include but is not limited to information that is reasonably certain to have an effect (whether favorable or adverse) on the price of a company’s securities.  As you are aware from the newspaper headlines, a number of insider trading cases have involved trading in securities which were the subject of actual or impending tender offers, or communicating non-public information regarding a potential tender offer.  A tender offer will usually be considered material by the regulators and the courts in most jurisdictions. Other information which might be considered material (depending on the attendant facts and circumstances) includes, but is certainly not limited to: changes in previously released earnings estimates, an important financing development, impending default on debt obligations, the acquisition or loss of a major contract, significant mineral discoveries, merger, acquisition or joint venture negotiations, plans for “going private”, recapitalizations, leveraged buyouts, spinoffs, liquidations, assets dispositions, corporate restructuring, and other events which investors would consider significant.

Note that information can be material even if it does not relate to a corporate development such as a restructuring or an acquisition.  For example, in the 1987 case U.S. v. Carpenter, the Supreme Court considered as material certain information about the timing and content of forthcoming newspaper columns that had the potential of affecting the market price of the securities examined in the column.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.  The determination of whether information is material may be second-guessed by the SEC or a court with the benefit of hindsight.

Information is “non-public” until has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information that is contained in a report filed with the regulators or that appears on a news service or in a publication such as the Asian Wall Street Journal or the New York Times or other publications of general circulation would generally be considered to have been communicated to the marketplace.

The penalties for trading on or communicating material non-public information in most jurisdictions (for example US, UK and Hong Kong etc) are extremely severe in nature, both for the individuals involved in such unlawful conduct and for any person who at the time of such conduct directly or indirectly controlled the person who engaged in such conduct.  A person can be subject to the penalties below even if she/he does not personally benefit from the violation.  For instance in the US, possible penalties arising from public and private actions include:

•

civil injunctions;

•

damages to contemporaneous traders on the opposite side of the market;

•

a civil penalty of up to three times the profit gained or loss avoided, whether or not such person actually personally benefited;

•

a civil penalty for the controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided as a result of the violator’s conduct; and

•

criminal fines of up to $1,000,000 for individuals and up to $2,500,000 for firms.

In addition, any violation of the law or of these Policies and Procedures can be expected to result in serious sanctions, including dismissal of the person or persons involved.

The foregoing is a very brief and simple summary of what constitutes insider trading.  If you have a question concerning insider trading or concerning the status of specific information in your possession, you should consult the Chief Compliance Officer or the Controls and Compliance Department.

Procedures to implement LGM’s Policy against Insider Trading

The following procedures have been established to aid the officers, directors and employees of LGM in avoiding insider trading and to aid LGM in preventing, detecting and imposing sanctions against employees who engage in insider trading.  Every officer, director and employee of LGM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

A.

Identifying Insider Information

Before trading for yourself or others, including accounts that you manage, ask yourself the following questions:

1.

Is this information material? Is this information that a reasonable investor would consider important in making an investment decision?   Would this information affect the market price of the security if generally disclosed?

2.

Do I have information about this company that is not publicly available?  To whom has the information been provided?  Has the information been publicly disseminated?

3.

How did I acquire this information?  Did I acquire it in breach of a duty that I owe?  Did I acquire the information from someone who had a duty not to disclose the information?  Did I acquire the information which the understanding that I would not trade on the information or that I would keep it confidential?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

1.

Consult with the Chief Compliance Officer or the Controls and Compliance Department prior to effecting any transactions in the security.

2.

Do not purchase or sell the security on behalf of yourself or others, including client accounts.

3.

Do not recommend the purchase or sale of the security.

4.

Do not communicate the information to another person.

5.

After the matter has been reviewed, you will be instructed whether to continue any prohibition against trading and communication.

B.

Restricting Access to Material Non-public Information

Information in your possession that is material and non-public should not be communicated to anyone, including persons within LGM, except as provided above.  In addition, care should be taken to ensure that such information is secure.